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                                                                       EXHIBIT 4

                               DANIEL LETTERHEAD

                                                                    May 20, 1999

To Our Stockholders:

     I am pleased to inform you that on May 12, 1999, Daniel Industries, Inc. ("Daniel") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Emerson Electric Co. and its wholly owned subsidiary, Emersub LXXIV, Inc. (the "Purchaser"), providing for the acquisition of Daniel for $21.25 per outstanding share of common stock of the Company. Pursuant to the Merger Agreement, on May 18, 1999, the Purchaser commenced a cash tender offer for all shares of Daniel's Common Stock, par value $1.25 per share (the "Common Stock"), including the associated Common Stock Purchase Rights (the "Rights" and together with the Common Stock, the "Shares"), at a price of $21.25 per Share (the "Offer"). The Merger Agreement provides that each Share not acquired by the Purchaser in the Offer will be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer in the subsequent merger of Purchaser into Daniel (the "Merger").

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, DANIEL AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF DANIEL ACCEPT THE OFFER AND TENDER THEIR SHARES.

     In arriving at its recommendation, your Board of Directors gave careful consideration to a number of factors described in the enclosed Schedule 14D-9, including the opinion of Simmons & Company International, financial advisor to Daniel, that the consideration to be received by stockholders pursuant to the Offer and the Merger is fair from a financial point of view.

     Additional information with respect to the Offer is contained in the enclosed Schedule 14D-9. Also enclosed is the Purchaser's Offer to Purchase and related materials, including a Letter of Transmittal to be used for tendering your Shares. I urge you to read the enclosed materials carefully before making any decision with respect to tendering your Shares.

     On behalf of the Board of Directors and management of Daniel, I thank you for your support throughout the years.

                                         On behalf of the Board of Directors,
                                             /s/ R. C. LASSITER
                                               R. C. Lassiter
                                           Chairman of the Board,
                                                 President
                                            and Chief Executive
                                                  Officer